Exhibit 99.1
FOR IMMEDIATE RELEASE:     July 29, 2010

KEY TECHNOLOGY ANNOUNCES FISCAL 2010 THIRD QUARTER RESULTS
Company Reports Continued Year-over-year Growth and Increased Profitability

WALLA WALLA, WA -- Key Technology, Inc. (Nasdaq: KTEC) announced today sales and operating results for the third quarter of fiscal 2010 ended June 30, 2010.

Net sales for the three-month period ended June 30, 2010 totaled $31.6 million, compared to $26.2 million recorded in the corresponding quarter last year.  Net earnings for the third quarter of fiscal 2010 were $1.3 million, or $0.25 per diluted share, compared to net earnings of $455,000, or $0.09 per diluted share, in the same period a year ago.

Net sales for the nine months ended June 30, 2010 were $84.8 million, compared with $76.8 million for the comparable period in fiscal 2009.  The Company reported net earnings for the fiscal 2010 nine-month period ended June 30, 2010 of $2.7 million, or $0.50 per diluted share, compared to a net loss of $446,000, or $0.09 per diluted share, for the same nine-month period in fiscal 2009.

David Camp, President and Chief Executive Officer, stated, “We are pleased with the year-over-year growth and increased profitability that our Company has achieved thus far in fiscal 2010.”

Gross profit for the third quarter of fiscal 2010 was $10.5 million, compared to $9.6 million in the corresponding period last year.  As a percentage of net sales, gross profit in the third quarter of fiscal 2010 was 33.0%, compared to 36.6% in the same quarter of fiscal 2009.  For the 2010 nine-month period ended June 30, 2010, gross profit was $29.1 million, compared to $29.0 million for the same period of fiscal 2009, or 34.3% and 37.8% as a percentage of net sales, respectively.

Camp commented, “The lower gross profit margin as a percent of net sales for the third quarter of fiscal 2010 related to a significant increase in the sales mix of lower margin process systems sales, and continued pricing pressures.”

Operating expenses for the quarter ended June 30, 2010 were $8.6 million, or 27.1% of net sales, compared to $9.1 million, or 34.8% of net sales, in the same quarter last year.  Operating expenses for the nine months ended June 30, 2010 were $25.5 million, or 30.1% of net sales, compared to $29.5 million, or 38.3% of net sales, for the corresponding period of fiscal 2009.

Camp further commented, “We continue to closely monitor, assess and optimize our ongoing operating expense infrastructure.”

New orders received during the third quarter of fiscal 2010 were $29.7 million, compared to $20.7 million in the same period last year.  For the nine-month period of fiscal 2010, new orders received were $84.9 million, compared to $69.5 million for the same period in fiscal 2009.  The Company’s backlog at the end of the third quarter of fiscal 2010 was $29.9 million, compared to $26.2 million one year ago.

Camp concluded, “Based on our current ending backlog and shipment schedule, we currently expect sales in the fourth quarter of fiscal 2010 to be lower than the sales recorded in the fourth quarter of fiscal 2009.  However, our orders through the third quarter of fiscal 2010 have increased over 22% compared to the same period a year ago, and we are encouraged by this trend, given the uncertain economic environment.”

Conference Call

The Company's conference call for the Company’s fiscal 2010 third quarter can be heard live on the Internet at 2:00 p.m. Pacific Time on Thursday, July 29.   To access the call, go to the Company’s website at www.key.net/investor.cfm at least fifteen minutes prior to the call to download and install any necessary audio software.

About Key Technology

Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing, industrial and pharmaceutical markets.  The Company’s products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allow processors to improve quality, increase yield and reduce cost.  Key has manufacturing facilities in Washington, Oregon, and the Netherlands, and worldwide sales and service coverage.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  The forward-looking statements in this release address future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:
•	current worldwide economic conditions may adversely affect the Company's business and results of operations, and the business of the Company's customers;
•	adverse economic conditions, particularly in the food processing industry, either globally or regionally, may adversely affect the Company's revenues;
•	the loss of any of the Company’s significant customers could reduce the Company’s revenues and profitability;
•	the Company is subject to pricing pressure from its larger customers, which may reduce the Company’s profitability;
•	the failure of any of the Company's independent sales representatives to perform as expected would harm the Company's net sales;
•	the Company may make acquisitions that could disrupt the Company’s operations and harm the Company’s operating results;
•	the Company's international operations subject the Company to a number of risks that could adversely affect the Company’s revenues, operating results and growth;
•	competition and advances in technology may adversely affect sales and prices;
•	the failure of the Company’s new products to compete successfully in either existing or new markets;
•	the Company's inability to retain and recruit experienced personnel may adversely affect the Company’s business and prospects for growth;
•	the loss of members of the Company’s management team could substantially disrupt the Company’s business operations;
•	the inability of the Company to protect the Company’s intellectual property, especially as the Company expands geographically, may adversely affect the Company’s competitive advantage;
•
intellectual property-related litigation expenses and other costs resulting from infringement claims asserted against the Company by third parties may adversely affect the Company’s results of operations and the Company’s customer relations;

•	the Company's dependence on certain suppliers may leave the Company temporarily without adequate access to raw materials or products;
•	the limited availability and possible cost fluctuations of materials used in the Company’s products could adversely affect the Company’s gross profits; and
•	the price of the Company's common stock may fluctuate significantly and this may make it difficult for shareholders to resell common stock when they want or at prices they find attractive.

For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Item 1A, "Risk Factors," of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2009.

Note:  News releases and other information about Key Technology, Inc. can be accessed at www.key.net.

Key Technology, Inc. and Subsidiaries
Statement of Selected Operating Information
(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2010	2009	2010	2009

Net sales	$31,640	$26,209	$84,810	$76,834
Cost of sales	21,185	16,609	55,688	47,787
Gross profit	10,455	9,600	29,122	29,047
Operating expenses:
Sales and marketing	4,450	4,152	13,052	13,330
Research and development	1,669	1,868	4,980	6,183
General and administrative	2,175	2,772	6,557	8,992
Amortization of intangibles	291	317	926	952
Total operating expenses	8,585	9,109	25,515	29,457
Gain (loss) on sale of assets	92	19	91	(315)
Earnings (loss) from operations	1,962	510	3,698	(725)
Other income (expense)	(85)	(96)	89	(377)
Earnings (loss) before income taxes	1,877	414	3,787	(1,102)
Income tax expense (benefit)	563	(41)	1,136	(656)
Net earnings (loss)	$1,314	$455	$2,651	$(446)
Net earnings (loss) per share
- basic	$0.25	$0.09	$0.50	$(0.09)
- diluted	$0.25	$0.09	$0.50	$(0.09)

Shares used in per share calculations - basic	5,290	4,993	5,265	5,154
Shares used in per share calculation - diluted	5,307	5,005	5,282	5,154

Key Technology, Inc. and Subsidiaries
Selected Balance Sheet Information
(Unaudited, in thousands)

	June 30, 2010	September 30, 2009

Cash and cash equivalents	$24,735	$18,142
Trade accounts receivable, net	12,480	12,332
Inventories	22,166	22,433
Total current assets	65,356	59,550
Property, plant and equipment, net	15,846	16,175
Goodwill and other intangibles, net	2,594	3,520
Investment in Proditec	1,178	1,272
Total assets	85,870	80,715
Total current liabilities, including current portion of debt	24,474	22,517
Long term debt	5,627	5,876
Shareholders' equity	$54,922	$51,457

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CONTACT:	Key Technology, Inc., Walla Walla, Washington
David Camp, Chief Executive Officer – 509-529-2161